Exhibit 5.1

SIDLEY AUSTIN LLP 555 CALIFORNIA STREET SUITE 2000 SAN FRANCISCO, CA 94104 +1 415 772 1200 +1 415 772 7400 FAX AMERICA • ASIA PACIFIC • EUROPE

May 23, 2024

Mercedes-Benz Trust Leasing LLC
35555 W. Twelve Mile Road, Suite 100
Farmington Hills, Michigan  48331

Re:	Mercedes-Benz Auto Lease Trust 2024-A

Ladies and Gentlemen:

We have acted as special counsel to Mercedes-Benz Trust Leasing LLC, a Delaware limited liability company (the “Depositor”), in connection with the sale by the Depositor of (i)  $235,500,000 aggregate principal amount of 5.44% Class A-2A Asset Backed Notes (the “Class A-2A Notes”), (ii) $235,500,000 aggregate principal amount of SOFR Rate plus 0.42% Class A-2B Asset Backed Notes (the “Class A-2B Notes”), (iii) $471,000,000 aggregate principal amount of 5.32% Class A-3 Asset Backed Notes (the “Class A-3 Notes”) and (iv) $77,370,000 aggregate principal amount of 5.32% Class A-4 Asset Backed Notes (the “Class A-4 Notes” and, together with the Class A-2A Notes, the Class A-2B Notes and the Class A-3 Notes, the “Offered Notes”) of Mercedes-Benz Auto Lease Trust 2024-A (the “Issuer”) pursuant to an underwriting agreement, dated May 17, 2024 (the “Underwriting Agreement”), among the Depositor, Mercedes-Benz Financial Services USA LLC (“MBFS USA”) and Mizuho Securities USA LLC, BofA Securities, Inc. and Credit Agricole Securities (USA) Inc., each individually and as a representative of the several underwriters named therein (the “Underwriters”).  Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Underwriting Agreement.

The Offered Notes will be issued pursuant to an Indenture, dated as of May 1, 2024 (the “Indenture”), between the Issuer and U.S. Bank Trust Company, National Association, as trustee (the “Indenture Trustee”).  The Issuer is a Delaware statutory trust governed by an Amended and Restated Trust Agreement, dated as of May 1, 2024, between the Depositor and Wilmington Trust, National Association, as Owner Trustee.

The Depositor has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form SF-3 (Registration Nos. 333-265682 and 333-265682-01) for the registration of asset backed notes under the Securities Act of 1933, as amended (the “Securities Act”).  Such registration statement, as amended to date, is hereinafter called the “Registration Statement”.  In connection with the sale of the Offered Notes under the Registration Statement, the Depositor has prepared a prospectus, dated May 17, 2024 (the “Prospectus”).

Sidley Austin (CA) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

May 23, 2024

As special counsel to the Depositor, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such agreements, instruments, certificates, records and other documents and have made such examination of law as we have deemed necessary or appropriate for the purpose of this opinion letter.

In our examination, we have assumed, without independent investigation, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission or which we obtained from sites on the internet and the authenticity of the originals of such latter documents.  As to facts relevant to this opinion letter, we have relied without independent investigation upon certificates and oral or written statements and representations of public officials and officers and other representatives of the Depositor, MBFS USA and others.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Offered Notes, when executed and delivered by the Owner Trustee on behalf of the Issuer and, when authenticated by the Indenture Trustee in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters against the consideration set forth in the Underwriting Agreement, will be validly issued and entitled to the benefits of the Indenture and will constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

The foregoing opinion is subject to the following qualifications, exceptions, assumptions and limitations:

A.          The foregoing opinion is limited to matters arising under the laws of the State of New York.  We express no opinion as to the laws, rules or regulations of any other jurisdiction or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York, in each case as to any matters arising thereunder or relating thereto.

B.          Our opinion above is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief and including, to the extent applicable, the rights of creditors of “financial companies” (as defined in Section 201 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) or their affiliates.

May 23, 2024

We hereby consent to the filing of this opinion letter as an exhibit to a current report on Form 8-K to be filed by the Depositor or the Issuer.  By such consent we do not concede that we are an “expert” for the purposes of the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Prospectus or the Registration Statement, including this exhibit.

Very truly yours,

/s/ Sidley Austin LLP